Exhibit 99.1

Central European Distribution Corporation Announces First Quarter 2010 Results; Updates Full Year 2010

Guidance Incorporating Distribution Spin-Off

Bala Cynwyd, Pennsylvania May 7, 2010: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for the first quarter of 2010. These results reflect the impact of two changes in the Company’s financial reporting, which are the reporting of the Company’s Polish distribution business as a discontinued operation due to the recent announcement of the sale of the business and the de-consolidation of the Whitehall Group due to the recent accounting change from the adoption of ASC 810, which restricts the consolidation of an entity that is not under the Company’s management control. The Whitehall Group, including the Whitehall Joint Venture, are both now accounted for under the equity method. These changes have been applied to the reported Financial Statements in both the current quarter and retrospectively to the comparable periods in the prior year. Further details relating to these changes will be available in the Form 10-Q which is expected to be filed on May 10th, 2010.

Net sales for the three months ended March 31, 2010 were $149.8 million as compared to $70.8 million reported for the same period in 2009. CEDC also announced net income on a U.S. GAAP basis (as hereinafter defined), excluding discontinued operations, for the quarter was $11.5 million or $0.17 per fully diluted share, as compared to net loss of $90.9 million or $1.90 per fully diluted share, for the same period in 2009. On a comparable basis, CEDC announced net income, excluding discontinued operations of $464,000, or $0.01 per fully diluted share, for the first quarter of 2010, as compared to $6.6 million, or $0.14 per fully diluted share, for the same period in 2009. The number of fully diluted shares used in computing the earnings per share was 69.6 million for 2010 and 47.9 million for 2009. Operating profit on a comparable basis for the first quarter 2010 was $26.6 million as compared to $12.4 million for 2009. Operating profit on a U.S. GAAP basis for the first quarter 2010 was $25.3 million as compared to $12.4 million for 2009. For a complete reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“U.S. GAAP”) and comparable operating profit to operating profit reported under U.S. GAAP, please see the section “Unaudited Reconciliation of Non-GAAP Measures”.

William Carey, President and CEO commented, “The overall markets remained challenging in the first quarter 2010 with our core vodka markets down approximately 7-9% compared to first quarter 2009, which is an improvement over prior year trends in the first quarter 2009 where we saw markets down by 10%-15%, but not in line with our expectations of a flat vodka market in volume terms. We believe that the consumer purchasing power in all of our core markets is improving and we anticipate faster consumer growth coming in the second half of 2010 to the first half of 2011 driven mainly by a more dynamic growth of wages and lower interest rates in Russia. We have been able to take price increases in our core markets this year, which we were not able to do in the prior year, due to a deeper market downturn last year. We are also still working very hard on new product development with the new product launches planned in the second half the year in vodka as well as brandy.”

William Carey, President and CEO continued, “Our export sales experienced the fastest growth of our vodka portfolio in the first quarter of 2010 with sales up over 30% and we are extremely pleased with the recent signing of our US export contract with Remy Cointreau, whereby we will be launching Zubrowka in July of this year in the US market. Also, we have opened our own subsidiary in the Ukraine (our biggest potential export market) and have started sales in the second quarter of 2010 and look forward to a million nine liter case market by 2012.”

William Carey, President and CEO continued, “We have been extremely focused on finishing the integration of Parliament and the Russian Alcohol Group which is still scheduled to be completed by next month. We continue to see strong cost synergies of approximately $10-$15 million in Russia coming out of the business as well as better than expected improvements in our core input costs. Overall, we are not seeing any inflationary pressure on our cost base.”

William Carey, President and CEO continued, “With the expected sale of the distribution business in the third quarter of 2010 as well as the recent re-financing last December and continued strong cash flow (with first quarter operating cash flow of approximately $40 million, including the Whitehall Group), the Company will continue on our deleveraging objective of reducing our net debt to EBITDA to 2.5 times by the first quarter of 2012. The Company’s much stronger balance sheet resulting from the distribution spin off also enables us to take part as a bidder in the potential sale of the Nemiroff Company for which a sale process is currently underway. Even with this potential acquisition, our underlying financial objective is to reduce our leverage. With the expected sale of the distribution business our net income is expected to be weighted 70% for Russian and 30% for Poland and Hungary.”

Chris Biedermann, Vice-President and CFO, commented, “As noted earlier, the adoption of ASC 810 does not result in any impact to our net income or EPS but does impact the line items included above net income with the full results of the Whitehall Group reported in the equity earnings line. On a full year basis for 2010, the Whitehall Group is expected to generate net sales revenue of approximately $190-$210 million and operating profit of approximately $38-$42 million. Additionally the cash flow of the Whitehall Group is not consolidated in our Cash Flow statement, whereas we estimate cash flow from operations from them to be approximately $14-$18 million.”

Chris Biedermann, Vice-President and CFO, continued, “The sale process of our Polish distribution business to Eurocash is on track to be completed in the beginning of the third quarter 2010. The first quarter financial statements have been adjusted to reflect this asset as a discontinued operation in accordance with ASC 360-10 and ASC 205-20. The projected net sales revenue of the distribution business is estimated at approximately $675 million for the full year 2010 which will be partially offset by approximately $100 million in net sales revenue as intercompany sales which will become third party sales, resulting in a net reduction of our projected net sales revenue by approximately $575 million for the full year 2010. The estimated operating profit associated with these sales on a full year basis is $17-$21 million and estimated $5 million of operating cash flow. The fully diluted EPS impact (assuming transaction proceeds held only in cash) results in a reduction of fully diluted earnings per share of approximately $0.15”

Chris Biedermann, Vice-President and CFO commented, “We are revising our full year guidance which takes into account current exchange rates, the impact of the reporting changes noted in the above two paragraphs and current market conditions. Our updated guidance for the full year 2010 net sales is changed from $1.80-$1.90 billion to $0.9-$1.05 billion and our full year comparable fully-diluted earnings per share guidance (excluding discontinued operations) is changed from $2.50-$2.62 to $2.10-$2.20 (or $2.27-$2.47 on a U.S. GAAP basis). Our operating profit guidance is $262 million which does not include the $38-$42 million of operating profit expected to be generated from the Whitehall Group (as this will be reported in the equity line). This revised guidance includes exchange rates assumptions that have moved from 2.85-2.95 PLN/USD to 3.15 – 3.35 PLN/USD for the Polish Zloty and from 29.50-30.00 RUR/USD to 30.00-31.00 RUR/USD for the Russian Ruble, resulting in a $0.16 impact on fully diluted earnings per share for the full year, which is fully factored into the above mentioned guidance. The number of fully diluted shares used in computing the full year 2010 guidance is approximately 70.1 million.”

CEDC has reported net income, fully diluted net income per share and operating profit in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable net income and comparable operating profit. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest producer of vodka in the world and Central and Eastern Europe’s largest integrated spirit beverage business. CEDC produces the Green Mark, Absolwent, Zubrowka, Bols, Parliament, Zhuravli, Royal and Soplica brands, among others. CEDC currently exports its products to many markets around the world, including the United States, England, France and Japan.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland, Russia and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Liqueur, Rémy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Hennessey, Moet & Chandon and Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding expected sales, operating profit and earnings guidance, expected gross margins and operating margins, reduced leverage, expectations of increased consumer demand for our products, integration of our acquired companies, and expected results of, and synergies relating to, our Russian businesses. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2009, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

In the U.S.:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

In Europe:

Anna Załuska Corporate PR Manager

Central European Distribution Corporation

48-22-456-6001

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

Amounts in columns expressed in thousands

(Except share information)

	March 31, 2010	December 31, 2009 (as adjusted)
ASSETS
Current Assets
Cash and cash equivalents	$148,212	$126,439
Restricted cash	—	481,419
Accounts receivable, net of allowance for doubtful accounts of $40,141 and $45,496 respectively	307,218	456,813
Inventories	102,694	93,572
Prepaid expenses and other current assets	39,900	32,183
Deferred income taxes	84,100	83,631
Current assets of discontinued operations	215,537	215,829

Total Current Assets	897,661	1,489,886

Intangible assets, net	782,970	778,797
Goodwill, net	1,499,166	1,476,176
Property, plant and equipment, net	215,519	208,720
Deferred income taxes	29,733	27,123
Equity method investment in affiliates	270,522	267,453
Non-current assets of discontinued operations	94,810	104,479

Total Non-Current Assets	2,892,720	2,862,748

Total Assets	$3,790,381	$4,352,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$77,724	$99,822
Bank loans and overdraft facilities	154,452	81,053
Income taxes payable	4,247	3,827
Taxes other than income taxes	120,944	199,969
Other accrued liabilities	86,326	91,435
Short-term obligations under Senior Notes	—	358,943
Current portions of obligations under capital leases	440	481
Deferred consideration	50,000	160,880
Current liabilities of discontinued operations	148,767	141,774

Total Current Liabilities	642,900	1,138,184

Long-term debt, less current maturities	36,439	104,435
Long-term obligations under capital leases	524	480
Long-term obligations under Senior Notes	1,161,087	1,205,467
Long-term accruals	3,109	3,214
Deferred income taxes	200,702	198,174
Non-current liabilities of discontinued operations	1,688	2,820

Total Long Term Liabilities	1,403,549	1,514,590

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 69,513,705 and 69,411,845 shares issued at March 31, 2010 and December 31, 2009, respectively)	695	694

Additional paid-in-capital	1,298,000	1,296,391
Retained earnings	241,553	264,917
Accumulated other comprehensive income / (loss) of continuing operations	204,998	135,089
Accumulated other comprehensive income / (loss) of discontinued operations	(1,164)	2,918
Less Treasury Stock at cost (246,037 shares at March 31, 2010 and December 31, 2009, respectively)	(150)	(150)

Total CEDC Stockholders’ Equity	1,743,932	1,699,860

Noncontrolling interests in subsidiaries	—	—

Total Equity	1,743,932	1,699,860

Total Liabilities and Stockholders’ Equity	$3,790,381	$4,352,634

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(Except per share information)

	Three months ended
	March 31, 2010	March 31, 2009 (as adjusted)
Sales	$330,894	$184,172
Excise taxes	(181,088)	(113,400)
Net Sales	149,806	70,772
Cost of goods sold	75,674	37,880

Gross Profit	74,132	32,892

Operating expenses	48,878	20,516

Operating Income	25,254	12,376

Non operating income / (expense), net
Interest (expense), net	(25,676)	(9,872)
Other financial income / (expense), net	34,912	(90,343)
Other non operating income / (expense), net	(17,990)	581

Income / (loss) before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	16,500	(87,257)

Income tax benefit / (expense)	(3,170)	17,075
Equity in net earnings of affiliates	(1,821)	(20,865)

Net income / (loss) from continuing operations	$11,509	($91,048)

Discontinued operations
Income / (loss) from operations of distribution business (including impairment charge of $28.4 million)	(34,722)	3,828
Income tax (expense)	(151)	(552)

Income / (loss) on discontinued operations	(34,873)	3,276

Less: Net income attributable to noncontrolling interests in subsidiaries	—	(111)

Net income /(loss) from continuing operations attributable to CEDC	$11,509	($90,937)

Net (loss)	($23,364)	(87,661)

Net income / (loss) from continuing operations per share of common stock, basic	$0.17	($1.90)

Net income / (loss) from discontinued operations per share of common stock, basic	($0.50)	$0.07

Net income / (loss) from continuing operations per share of common stock, diluted	$0.17	($1.89)

Net income / (loss) from discontinued operations per share of common stock, diluted	($0.50)	$0.07

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

Amounts in columns expressed in thousands

	Three months ended March 31,
	2010	2009 (as adjusted)
Cash flows from operating activities of continuing operations
Net income	$11,509	($88,603)
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,370	2,870
Deferred income taxes	(3,850)	(18,701)
Unrealized foreign exchange (gains) / losses	(35,478)	90,197
Cost of debt extinguishment	14,114	—
Stock options expense	859	964
Equity income in affiliates	1,821	19,114
Other non cash items	8,576	1,279
Changes in operating assets and liabilities:
Accounts receivable	151,449	69,882
Inventories	(9,774)	681
Prepayments and other current assets	(20,160)	(5,097)
Trade accounts payable	(21,402)	(33,977)
Other accrued liabilities and payables	(68,763)	(43,436)

Net cash provided by operating activities from continuing operations	33,271	(4,827)

Cash flows from investing activities of continuing operations
Investment in fixed assets	(1,306)	(514)
Proceeds from the disposal of fixed assets	—	611
Changes in restricted cash	481,419	—
Investment in trademarks	(6,000)	—
Acquisitions of subsidiaries, net of cash acquired	(135,964)	—

Net cash provided by operating activities from continuing operations	338,149	97

Cash flows from financing activities of continuing operations
Borrowings on bank loans and overdraft facility	18,568	8,771
Payment of bank loans, overdraft facility and other borrowings	(8,103)	(10,716)
Payment of Senior Secured Notes	(367,954)	—
Hedge closure	—	(1,940)
Movements in capital leases payable	9	(718)
Transactions with equity holders	7,500	(7,876)
Options exercised	1,214	—

Net cash provided by financing activities from continuing operations	(348,766)	(12,479)

Cash flows from discontinued operations
Net cash provided by operating activities of discontinued operations	(9,303)	1,495
Net cash used in investing activities of discontinued operations	328	(67)
Net cash provided by financing activities of discontinued operations	5,654	(2,143)

Net cash provided by discontinued operations	(3,321)	(715)

Currency effect on brought forward cash balances	(881)	(17,629)
Net Increase / (Decrease) in Cash	21,773	(34,838)
Cash and cash equivalents at beginning of period	126,439	107,601

Cash and cash equivalents at end of period	$148,212	$72,763

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

Amounts in columns expressed in thousands

(Except per share information)

	GAAP	A	B	C	D	Comparable
	Q1-10	FX	APB 14	Restructuring Costs	Cost associated with debt refinancing	Q1-10
Sales	$330,894	$0	$0	$0	$0	$330,894
Excise taxes	(181,088)	0	0	0	0	(181,088)
Net Sales	149,806	0	0	0	0	149,806
Cost of goods sold	75,674	0	0	0	0	75,674

Gross Profit	74,132	0	0	0	0	74,132

	49.49%					49.49%
Operating expenses	48,878	0	0	(1,340)	0	47,538

Operating Income	25,254	0	0	1,340	0	26,594

	16.86%					17.75%
Non operating income / (expense), net
Interest income / (expense), net	(25,676)	0	1,008	0	0	(24,668)
Other financial income / (expense), net	34,912	(34,010)	0	0	0	902
Other non operating income / (expense), net	(17,990)	0	0	0	17,990	0

Income / (loss) before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	16,500	(34,010)	1,008	1,340	17,990	2,828

Income tax benefit / (expense)	(3,170)	6,666	(353)	(268)	(3,418)	(543)
Equity in net earnings of affiliates	(1,821)	0	0	0	0	(1,821)

Net income / (loss) from continuing operations	$11,509	($27,344)	$655	$1,072	$14,572	$464

Discontinued operations
Loss from operations of distribution business (including impairment charge of $28.4 million)	(34,722)					(34,722)
Income tax (expense)	(151)					(151)

Loss on discontinued operations	($34,873)					($34,873)

Net income /(loss) from continuing operations attributable to CEDC	$11,509	($27,344)	$655	$1,072	$14,572	$464

Net income /(loss)	($23,365)	($27,344)	$655	$1,072	$14,572	($34,410)

Net income / (loss) from continuing operations per share of common stock, basic	$0.17					$0.01

Net income / (loss) from discontinued operations per share of common stock, basic	($0.50)					($0.50)

Net income / (loss) from continuing operations per share of common stock, diluted	$0.17					$0.01

Net income / (loss) from discontinued operations per share of common stock, diluted	($0.50)					($0.50)

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.

B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

C.	Represents one-off restructuring costs associated with the integration of Parliament and the Russian Alcohol Group.

D.	Represents the net after tax impact associated with the early retirement of CEDC’s outstanding Senior Secured Notes due 2012, including a 4% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs.

	GAAP	A	B	C	D	Comparable
	Q1-09	FX	APB 14	Restructuring Costs	Cost associated with debt refinancing	Q1-09
Sales	$184,172	$0	$0	$0	$0	$184,172
Excise taxes	(113,400)	0	0	0	0	(113,400)
Net Sales	70,772	0	0	0	0	70,772
Cost of goods sold	37,880	0	0	0	0	37,880

Gross Profit	32,892	0	0	0	0	32,892

	46.48%					46.48%
Operating expenses	20,516	0	0	0	0	20,516

Operating Income	12,376	0	0	0	0	12,376

	17.49%					17.49%
Non operating income / (expense), net
Interest income / (expense), net	(9,872)	0	964	0	0	(8,908)
Other financial income / (expense), net	(90,343)	90,343	0	0	0	0
Other non operating income, net	581	0	0	0	0	581

Income / (loss) before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	(87,258)	90,343	964	0	0	4,049

Income tax benefit / (expense)	17,075	(17,165)	(337)	0	0	(428)
Equity in net earnings of affiliates	(20,865)	23,709	0	0	0	2,844

Net income / (loss) from continuing operations	($91,048)	$96,886	$627	$0	$0	$6,465

Discontinued operations
Income from operations of distribution business (including impairment charge of $28.4 million)	3,828					3,828
Income tax (expense)	(552)					(552)

Income on discontinued operations	$3,276	$0	$0	$0	$0	$3,276
Less: Net income / (loss) attributable to noncontrolling interests in subsidiaries	(111)	0	0	0	0	(111)

Net income /(loss) from continuing operations attributable to CEDC	($90,937)	$96,886	$627	$0	$0	$6,576

Net income /(loss)	($87,661)	$96,886	$627	$0	$0	$9,852

Net income / (loss) from continuing operations per share of common stock, basic	($1.90)					$0.14

Net income / (loss) from discontinued operations per share of common stock, basic	$0.07					$0.07

Net income / (loss) from continuing operations per share of common stock, diluted	($1.90)					$0.14

Net income / (loss) from discontinued operations per share of common stock, diluted	$0.07					$0.07

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency. The amount has been adjusted to reflect only the CEDC portion of foreign exchange gains or losses of the Russian Alcohol Group and does not include the portion attributable to the minority shareholders.

B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

FULL YEAR 2010 COMPARABLE EPS RECONCILIATION

Full Year Guidance, 12 Months Ending December 31,	2010
Range for GAAP Fully Diluted Earnings per Share	$2.27
$2.47

A. Foreign exchange impact related to USD and EUR denominated financing	$0.00
B. Impact of adoption of ABP14	($0.39)
C. Restructuring costs	$0.02
D. Cost associated with debt refinancing	$0.20

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.10
$2.30

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR financing as a majority of these borrowings have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.

B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

C.	Represents one-off restructuring costs associated with the integration of Parliament and the Russian Alcohol Group.

D.	Represents the net after tax impact associated with the early retirement of CEDC’s outstanding Senior Secured Notes due 2012, including an 4% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs